SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                        the Securities Exchange Act 1934

                          Date of Report: July 22, 2004

                               Comtech Group, Inc.
               --------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    Maryland
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)

         000-2642                                                 52-0466460
------------------------                                       ----------------
(Commission File Number)                                        (IRS Employer
Identification No.)

c/o Comtech Group, Room 10001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen 5180, PRC
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(Address of principal executive offices)                           (Zip Code)

Registrant's telephone number, including area code: 011-86-755-267-4327

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Item 1.  Change in Control of Registrant

         On May 25, 2004, the Registrant entered into a Share Exchange Agreement (the "Exchange Agreement") with Comtech Group, a privately owned Cayman Island company ("Comtech"), and Comtech's shareholders, Comtech Global Investment Ltd., Purple Mountain Holding Ltd., and Ren Investment Ltd.(collectively, the "Shareholders"), pursuant to which the Registrant was to acquire all of the issued and outstanding shares of stock of Comtech in exchange for the issuance in the aggregate of 42,000,000 of the Registrant's shares of common stock to the Shareholders. The transaction contemplated by the Exchange Agreement was consummated on July 22, 2004. Pursuant to certain provisions in the Exchange Agreement, the number of shares to issued to the Shareholders was adjusted at closing to 40,502,150 (the "Shares").

         As a result of the transaction, Comtech became a wholly-owned subsidiary of the Registrant and, upon the issuance of the Shares, the Shareholders owned approximately 91.2% of all of the Registrant's issued and outstanding stock. The Registrant currently has a total of 44,422,050 shares of Common Stock issued and outstanding on a non-fully diluted basis.

         Also, in connection with the transaction, there was a change in the majority of the Registrant's Board of Directors and in Management. The Registrant's Board of Directors currently comprises seven members, including Mark Hauser and Mark Segall, who previously served as members of the Registrant's Board of Directors, and Jingwei (Jeffrey) Kang, Amy Kong, Bin Li, Li Zhou and Jason Kim who were appointed to the Board. Messrs. Hauser and Arbib resigned as Co-Chief Executive Officers and Mr. Jeffrey Kang was elected as Chief Executive Officer.

         The Registrant, Emanuel Arbib, Gianni Bulgari, Mark S. Hauser and Mark
B. Segall (the "TRG Stockholders") and the Shareholders have executed and deliver a stockholders' agreement, which provides for the designation and voting by the TRG Stockholders and Shareholders of persons to serve on the Registrant's Board of Directors. Pursuant to the stockholders' agreement, during the two-year period commencing on the date of the consummation of the Exchange Agreement, the TRG Stockholders and the Shareholders will be permitted to designate two and five persons, respectively, for nomination at each annual meeting of the Registrant's stockholders, and will be required to vote their shares of Common Stock for all such nominees.

         The Registrant is not aware of any arrangements which may at a subsequent date result in a change in control.

         A press release announcing the consummation of the transaction was issued on July 23, 2004. A copy of the press release was attached to the Form 8-K filed on July 23, 2004 as Exhibit 99.1.

                                    OVERVIEW

Company Overview

         Comtech Group ("Comtech", "we", "our" or "us") is a leading module design solutions provider in China focused on the mobile handset and telecom equipment industries. Our team of engineers works with leading manufacturers of mobile handset and telecom equipment to design solutions that meet their need to provide state of the art products to their customers. Our design solutions for mobile device products include, LCD modules, camera modules, persistent storage modules, input/output modules, sound system and power supply modules. In the telecom equipment industry we currently target optical solutions, data communication solutions, PSTN switching, and wireless base stations.

         Since we began operations in 1995, we have evolved from a distribution company to a customized design solution provider. Our client base has grown to serve over 200 companies representing most of the large manufacturers in the mobile handset and telecom equipment industries in China. Our largest customer in the mobile handset market is TCL Mobile Communication (HK) Company Ltd., or TCL, one of China's largest domestic mobile handset manufacturers. Our top two revenue producing customers from the telecom equipment industry have been Zhongxing International (Hong Kong) Trading Co. Ltd. (ZTE) and Huawei Technology Investment Co. Ltd., or Huawei, which are China's two largest telecom equipment vendors.

          We currently offer our clients over 500 design solutions and product lines integrating components from many leading suppliers. Our engineers work with our customers' product development team to understand their needs for each specific function module. Based on a customer's specific requirements, our engineers provide a proposed customized module design solution. A module design solution incorporates several components. If the customer accepts our design, the customer agrees to purchase from us key specific components outlined in our module design. We purchase the specific components from our suppliers.

         We do not charge our customers an independent design fee. Instead, we generate revenue through the sale of the specific components that are incorporated in our module design. The price mark-up between the purchase price and the selling price of such components compensate our design, technical support and distribution services.

         Our business model has proven to be profitable and sustainable during our nine year operating history. We have had significant growth in both revenues and profits since 1995. In 2003, we had over $43 million in revenues and $3.4 million in net income, which amounts to an increase of approximately 72% and 209% respectively from $25 million in revenue and $1.1 million in profit in 2002. For the six month period ended June 30, 2004, our revenues and net income were $38 million and $3.8 million, respectively, compared to the six month period ended June 30, 2003, during which our revenues and net income were $18 million and $1.6 million, respectively.

Recent Developments

         On May 25, 2004, our predecessor, Trident Rowan Group, Inc., a public company that ceased operations in 2000, entered into a share exchange agreement with Comtech Group, a privately owned Cayman Islands company. Trident Rowan Group consummated the transaction on July 22, 2004, which resulted in the Comtech-Cayman shareholders owning approximately 91.2% of our issued and outstanding shares of common stock, and Comtech-Cayman becoming our wholly-owned subsidiary. While the historical references in this Form 8-K/A appear to relate to the Comtech-Cayman company, the entity filing this Form 8-K/A is the former Trident Rowan Group entity, which changed its name to Comtech Group, Inc. on August 2, 2004.

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Highlights

         Broad Customer Base - We have established one of the largest customer bases in the mobile handset and telecom equipment manufacturing industries in China. We have approximately 200 customers comprising almost all major manufacturers in these industries, including TCL, Huawei, Konka, Capitel, UTStarcom, ZTE, Datang, Lucent, Motorola, Ericsson, Siemens, NEC, Solectron and Flextronics. With our broad customer base, we are able to lower our business risks through diversified customers and product lines. Leading manufacturers in China have developed stringent procurement systems to control their purchasing. The approval process to sell products to these vendors is lengthy, time-consuming and costly, and often creates a barrier to entry for potential competitors. We believe that our broad customer base positions us to strongly compete with existing and potential new competitors.

         Strong Customer Relationships - We believe that we have established strong relationships with our customers in the course of our regular business. Through the standard design cycle, we work closely with the engineers and product managers of our clients and are able to understand their immediate and long term needs. As a result, we believe we have a high repeat purchase rate of similar products. In 2004, a majority of the products purchased were repeat purchases of similar products from prior years.

         Scalable Business Operations - We have focused extensively on operating efficiencies to minimize costs. Payroll and marketing expenditures represent our largest operating expenses. Each engineer and salesperson has successfully worked on multiple client accounts. Historically, our net income has grown at a much faster rate than our revenue. For example, our net income in 2003 increased 209% from our net income in 2002, which more than doubled the 72% increase in our revenue over the same period. We believe that our business model has allowed us to limit and control upfront costs and build a scalable business operation, which in turn has allowed us to increase profitability.

         Strong Technical Capabilities with Low Research and Development Risk - We focus on developing application solutions to enhance core technology, or components, developed by our suppliers. Our customers' concern over time to market or a lack of resources to customize different models of a product (particularly in the mobile handset industry) lead them to seek design solutions from a company such as ours. Our highly-trained design engineers are capable of quickly deploying many of today's leading technology solutions within a timeframe that meets the rapid turnaround required by customers. There are minimal financial resources required in developing our application solutions, which allows us to maintain a high level of technical expertise without incurring significant expenditures on research and development.

         Strong Financial Performance - Our revenues and net earnings have grown rapidly since inception, reaching $43.2 million and $3.4 million, respectively, in 2003. For the six month period ended June 30, 2004, our revenues and net income were $38 million and $3.8 million, respectively, compared to revenues and net income of $18 million and $1.6 million, respectively for the six month period ended June 30, 2003.

         Operating In High-Growth Industry - We believe that the mobile handset and telecom equipment industries are among the highest growth industries within China. Domestic mobile handset unit sales within China increased by approximately 88% in 2003 from 2002, while the optical equipment market grew over 20% during this period. According to BDA China Limited ("BDA"), these segments are expected to continue to be core drivers of economic growth within China.

         Proven Management Team - Our management team includes executives with Chinese and U.S. business experience and educational backgrounds, many of whom worked in senior positions within Fortune 500 companies before joining us. All members of senior management have relevant industry experience.

Market Opportunity and Growth Strategy

         We believe that certain trends are developing in China's wireless communication and telecom equipment industries that will have a positive effect on our business operations. These trends include:

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      o     Increasing Market Share Captured by Domestic Vendors in China. The
            largest percentage of our customer base, and the majority of our revenues is derived from domestic vendors in the mobile handset and telecom equipment industries in China. Domestic vendors are winning an increasing share of China's mobile handset device and telecom equipment markets. The increase in local market share by domestic vendors and competition to offer new mobile handsets and advanced telecom equipment has driven product demand, which has helped fuel our growth and provided opportunities for us to increase the marketing and sale of our services and products.

      o Increased Export by Manufacturers Based in China. The mobile handset, PSTN data communication, optical, and wireless equipment markets, have experienced significant growth in recent years and are expected to continue to grow in the foreseeable future. We believe that China has established itself as a strong global manufacturing center, which will cause overseas companies to continue to seek products from local vendors. Leading domestic device and equipment vendors are also increasingly looking to distribute their products in overseas markets. For example, Huawei reported in an article in The Wall Street Journal that it sold over $1 billion of equipment overseas and expects growth in its exports to continue. At the 2004 Telecom Industry Policy and Development Briefing, MII's Economic System Reform and Operation Department stated that the government's core policy for the industry would be to encourage mobile handset exports, research and development, and development of the industry supply chain. We believe that growth in the export market is positive for us as it will drive component demand among our mobile handset clients as well.

      o More Stringent Procurement Systems by Manufacturers. Over time, leading manufacturers have developed more stringent procurement systems to control their purchasing. The approval process to sell products to these vendors is lengthy, time consuming and costly, and often creates a barrier to entry for potential competitors. For example, Huawei's procurement process can take over a year for suppliers to become qualified. Barriers to entry are increasingly high, and the possibility of price wars and competition is reduced. Due to our long, ongoing relationships with manufacturers, we believe we are well positioned.

      o Increased Reliance on Outsourcing. OEMs are increasingly outsourcing the development, design, prototyping, engineering, manufacturing, assembly and testing of components and systems to subsystem suppliers in order to:

            o reduce their investments in inventory, property, plant and equipment in the face of cyclical demands for their products;

            o     reduce design-to-delivery cycle times;

            o take advantage of subsystem suppliers' ability to quickly modify and reconfigure product designs;

            o take advantage of subsystem suppliers' inventory management capabilities and purchasing power; and

            o focus on their core competencies in light of increasing research and development requirements and industry-wide pricing pressure.

            Because handset and telecom systems are among the most technologically complex subsystems, we believe we are establishing strong partner relationships with companies that possess the engineering expertise, design capabilities, quality control, financial stability and highly flexible manufacturing operations required to satisfy the cyclical and constantly changing demands of handset and telecom manufacturers.

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      o     Growth in the End Markets into which Our Components are Sold. We believe that the increasing complexity of mobile devices and the upgrade of telecom networks will drive demand for new components. In the mobile handset market, new features are added to mobile handsets at an accelerating pace due to competition between mobile handset makers. We believe that the launch of new more advanced services in 2.5G and 3G wireless networks and broadband access networks in the telecom equipment industry, will drive demand for more advanced components.

Growth Strategy

         Our objective is to be the leading module designer and component supplier for high growth industry segments including telecom handsets, equipment, and consumer electronics. We plan to use our design, development, prototyping, engineering, testing expertise and efficiency to allow us to continue to penetrate into more product lines of existing customers as well as to add new customers in our target markets. Our ultimate objective is to evolve into a chipset and application software design house and ultimately create products with our own intellectual property which is an evolutionary model that has been successfully implemented by other Chinese companies.

         We have a two prong growth strategy to accomplish these objectives which focus on horizontal growth to increase revenue and vertical growth to increase profit margins. We believe that our continued focus on increasing revenue and profit margin while minimizing operating costs has historically and will continue to allow us to build a strong, profitable and growing business model.

      o We intend to grow horizontally by acquiring new product lines, designing new solutions, and penetrating new industries. This strategy will allow us to offer new products to existing customers and broaden our customer base to new customers seeking products that we do not currently provide. For example, we are seeking to enter the consumer electronics market by providing components to Chinese consumer electronics makers. The consumer electronics market is expected to experience strong growth. We believe that we are well positioned to enter this market because many of our existing mobile handset customers, such as TCL, Haier, AMoi and Xoceco, also produce televisions and other consumer electronics devices. We believe that we may be able to leverage our existing relationships with these manufacturers to sell consumer electronics components to them.

      o For our vertical growth, our objective is to evolve into a chipset and application software design house, and ultimately create products with our own intellectual property. This evolution model has been successfully implemented by other Chinese companies, and we believe this model will also be successful for us. To accomplish our vertical growth objective, we believe that the most effective way is by acquiring companies, and forming joint ventures or other partnership relationships. We intend to acquire chipset companies that have existing products. Capitalizing on our broad and well established distribution channel, we can generate revenue immediately by marketing and selling of such products. With acquired IP and technology know-how in addition to our deep understanding of our customers needs, we believe we are well positioned to design and produce our own proprietary components. We recently launched Comtech proprietary products which, in 2003, contributed approximately USD$0.9 million in revenues. If we are successful in our vertical integration strategy, we will be able to enhance our profit margin.

                                  RISK FACTORS

THE FOLLOWING MATTERS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

RISKS RELATED TO OUR BUSINESS

         OUR REVENUES MAY VARY FROM QUARTER TO QUARTER DUE TO FLUCTUATING DEMAND FOR OUR PRODUCTS. We derive revenues through the sale of products to our customers. Fluctuating demand for our products by our customers may result from a variety of factors, including, but not limited to, the cancellation of large orders, price concessions on high volume orders, competitive pressures, technical synchronization between us and our clients, time required for research and development and changing design requirements resulting from rapid technology shifts. If customer demand for our products is not consistent, our revenues would be adversely affected.

         WE MAY NOT HAVE SUFFICIENT WORKING CAPITAL TO PAY OUR ACCOUNTS PAYABLE WHEN DUE. We experience a lag between the time we incur operating expenses in connection with a project and the collection of accounts receivable from customers in connection with that project. For this reason, among others, we may experience periods during which our working capital is not sufficient to fund our operations. If we do not have sufficient working capital to timely pay our suppliers, they may reduce the quantity of product they supply or no longer sell products to us, which would have a material adverse effect on our operations and revenues.

         IF OUR CUSTOMERS DO NOT ACCEPT OUR PROPOSED DESIGNS, OUR REVENUE WILL BE ADVERSELY AFFECTED. We dedicate personnel, management and financial resources to research and development and technical support in developing new design solutions or establishing a new market channel for our customers. In the telecom equipment industry, the time frame for most research and development projects ranges from several months to as long as one to two years. Approximately 50% of our proposed design solutions are accepted by our customers. If our customers do not accept our proposed design solutions, we will fail to capitalize on the invested resources, time and effort that we expended on a project and our revenue would be adversely affected.

         WE DO NOT HAVE EXCLUSIVE AGREEMENTS WITH OUR CLIENTS AND IF THEY CHOOSE NOT TO ENGAGE OUR SERVICES ON A CONSISTENT BASIS, OR AT ALL, OUR REVENUES WOULD BE ADVERSELY AFFECTED. Customer loyalty, trust and established relationships are key factors in doing business in our industry. Although it is industry practice that upon acceptance of our module design our clients will purchase from us the specific components incorporated in the module design, we do not have agreements with our customers requiring them to purchase from us. If a client chooses our design solution proposal for a new project, the client is only obligated to purchase our products for that project. We cannot guarantee that clients will not contract with our competitors to purchase products that we have previously custom designed for them. Furthermore, we can not assure you that clients will not begin to purchase components directly from our suppliers instead of through us. The loss of consistent business from our clients and the transition away from us in favor of direct purchases from our suppliers, would have a negative impact on our ability to sell our design solution services and would result in a substantial loss of revenues for us.

         LOSS OF CERTAIN KEY CLIENTS MAY ADVERSELY IMPACT OUR REVENUES. We generate the majority of our revenues from certain key clients. In 2003, our top ten clients represented 64% of revenues and our top four clients represented nearly 50% percent of total revenues. During the six months ended June 30, 2004, our top ten clients generated 64% of our revenues. Should we lose or receive reduced orders from any of our large customers, we would have a substantial loss in revenues.

         RELIANCE ON OUR SUPPLIERS FOR PRODUCT MAKES US VULNERABLE TO THE
LOSS OF ONE OR MORE KEY SUPPLIERS. If our suppliers do not continue to sell products to us, clients who have engaged us because of the brand-name associated with our product may no longer seek our services. Furthermore, if our suppliers do not expand their product line to keep up with new technologies, they may be surpassed by new suppliers entering the market. In either event, we would have to seek alternative suppliers. There is no guarantee that alternative suppliers will sell their products to us or that our clients will want to purchase those products. If we lose our supplier base, we would be unable to continue to operate our business. In addition, we rely on our suppliers to maintain a sufficient inventory of the components we need for our module designs. If our suppliers have a shortage of components needed for a customer's project, we may not meet our customer's scheduled shipment deadline. If we fail to timely deliver our products our business relationships with our customers may be harmed and they may no longer seek our services.

         THE UNAUTHORIZED USE OF OUR PROPRIETARY DESIGN SOLUTIONS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR REVENUES. Although we have in-house design engineering teams to design our component solutions, we provide our suppliers with our custom specifications to manufacture the components. Our design solutions are proprietary, however, we do not have patent protection for our solutions and we do not have non-disclosure or confidentiality agreements with suppliers to keep our design specifications confidential. Although we have good relationships with our suppliers, we face the risk that they will use our specifications in components to be sold to competitors, or that they will attempt to circumvent us and sell these components directly to our clients. The unauthorized use by our suppliers of our design specifications would result in a substantial loss of revenues for us.

         AN INABILITY TO RESPOND QUICKLY AND EFFECTIVELY TO NEW TRENDS WOULD ADVERSELY IMPACT OUR COMPETITIVE POSITION. Our failure to maintain the superiority of our technological capabilities or to respond effectively to technological changes could adversely effect our ability to retain existing clients and secure new clients. We will need to constantly seek out new products and develop new solutions to maintain in our portfolio. If we are unable to keep current with new trends, our competitors' technologies or products may render us noncompetitive and our products obsolete.

         THE INDUSTRIES IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE AND FRAGMENTED. We expect competition to persist and intensify in the future. For each project, we partner with our supplier to compete with other key enabling component suppliers. For example, we partner with JDS Uniphase to compete against Intel for optical module designs. Currently many of our customers and suppliers do not focus on module level design. If our customers or suppliers decide to devote time and resources to in-house component design, the demand for our products may decline. In addition, our customers may change their procurement strategy or decide to rely on us primarily for component delivery, and not for integration or design work. The loss of clients for our design solutions services would have a material adverse effect on our business, financial condition and results of operations.

         Also, some traditional distributors have been enhancing their designing capabilities. Competitive pressures from current or future competitors could cause our services and products to lose market acceptance or require us to significantly reduce the price of our services to keep and attract clients.

         OUR SUCCESS IS HIGHLY DEPENDENT UPON THE CONTINUING SERVICE OF OUR OFFICERS, MANAGEMENT TEAM AND OTHER PERSONNEL. Competition in our industry for executive-level personnel is strong, and recruiting, training, and keeping qualified key personnel with both technical and market expertise are important factors in our ongoing success and survival. Should key employees leave, we may lose both an important internal asset and revenues from customer projects tied to those employees.

         OUR OPERATIONS COULD BE CURTAILED IF WE ARE UNABLE TO OBTAIN REQUIRED ADDITIONAL FINANCING. We currently have an available bank line, and we also have cash available in our bank account from our predecessor company, Trident Rowan Group, Inc. However, in the future, we may need to raise additional funds through public or private financing, which may include the sale of equity securities. The issuance of these equity securities could result in dilution to our stockholders. If we are unable to raise capital when needed, our business strategy will be affected, which could severely limit our ability to generate revenue.

         IF OUR ITALIAN SUBSIDIARY, OAM S.P.A., IS NOT SUCCESSFUL IN ITS PENDING LITIGATION IN ITALY, WE MAY SUFFER LOSSES.

         As a result of its former operations, our Italian subsidiary, OAM S.p.A, is currently a party to ongoing legal proceedings in Italy. In connection with claims for tax rebates made by OAM in 1984, the Italian tax authorities counterclaimed assessing additional taxes and penalties. OAM has been successful in two lower courts in its defense of such counterclaims and awaits the results of a final appeal in the highest Italian tax court. It has been the opinion of our Italian legal counsel, that it is unlikely that the Italian tax authority's counterclaims will be successful. In 1999, OAM sold real estate to a third party that subsequently leased such real estate to CSD Srl. CSD has brought a claim against OAM in the Rome Civil Court alleging that the commercial designation of the property was not properly disclosed and consequently CSD's lease payments were excessive. CSD is seeking reimbursement from OAM of such alleged excessive lease payments. On March 25, 2004,the Court requested that the parties present their conclusions in order for it to render a final verdict. Although it is management's opinion that the risk of a negative judgment is low and the potential liability remote in these proceedings, if OAM is not successful in its defense, there may be a material adverse effect on our business, financial condition and results of operations.

RISKS ASSOCIATED WITH DOING BUSINESS IN GREATER CHINA

         There are substantial risks associated with doing business in greater China, as set forth in the following risk factors.

         THE ESTABLISHMENT AND EXPANSION OF INTERNATIONAL OPERATIONS REQUIRES SIGNIFICANT MANAGEMENT ATTENTION. All of our current, as well as any anticipated future revenues, are or are expected to be derived from Asia. Our international operations are subject to risks, including the following, which, if not planned and managed properly, could materially adversely affect our business, financial condition and operating results:

      o legal uncertainties or unanticipated changes regarding regulatory requirements, liability, export and import restrictions, tariffs and other trade barriers;
      o longer customer payment cycles and greater difficulties in collecting accounts receivable;
      o uncertainties of laws and enforcement relating to the protection of intellectual property; and
      o     potentially uncertain or adverse tax consequences.

         FLUCTUATIONS IN THE VALUE OF THE RMB RELATIVE TO FOREIGN CURRENCIES COULD AFFECT OUR OPERATING RESULTS. We have historically conducted transactions with customers, paid payroll and other costs of operations in Chinese Renminbi. To the extent future revenue is denominated in foreign currencies, we would be subject to increased risks relating to foreign currency exchange rate fluctuations that could have a material adverse affect on our financial condition and operating results. To date, we have not engaged in any hedging transactions in connection with our international operations.

         OUR OPERATIONS AND ASSETS IN GREATER CHINA ARE SUBJECT TO SIGNIFICANT POLITICAL AND ECONOMIC UNCERTAINTIES. Changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

         WE MAY HAVE LIMITED LEGAL RECOURSE UNDER CHINESE LAW IF DISPUTES ARISE UNDER CONTRACTS WITH THIRD PARTIES. The Chinese government has enacted some laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under Chinese law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

         WE HAVE IMPLEMENTED SAFEGUARDS IN ORDER TO COMPLY WITH THE FOREIGN CORRUPT PRACTICES ACT. We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. We have attempted to implement safeguards to prevent and discourage such practices by our employees and agents. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

         THERE HAS NOT BEEN SIGNIFICANT TRADING IN OUR COMMON STOCK. Our common stock is quoted on the Over the Counter Bulletin Board. There is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

o     variations in our quarterly operating results;

o     announcements that our revenue or income are below analysts' expectations;
      o general economic slowdowns;

o     changes in market valuations of similar companies;

o     sales of large blocks of our common stock;

o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

o fluctuations in stock market prices and volumes, which are particularly common among highly volatile securities of internationally-based companies.

         PROSPECTIVE INVESTORS MAY SUFFER DILUTION UPON THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS. As of September 23, 2004, we had stock options outstanding to purchase 230,000 shares of common stock and warrants to purchase 1,850,834 shares of common stock. The holders of the options and warrants have registration rights with respect to the securities. To the extent that the options and warrants are exercised, they may be exercised at prices below the price of our shares of common stock on the public market, resulting in a significant number of shares entering the public market and the dilution of our common stock. In addition, in the event that any future financing should be in the form of securities convertible into, or exchangeable for, equity securities, investors may experience additional dilution upon the conversion or exchange of such securities.

         OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER CONTROLS A MAJORITY OF OUR COMMON STOCK. Mr. Jeffrey Kang has voting control over 37,261,978 shares of our common stock held by our two largest shareholders, Comtech Global Investment, Ltd. and Ren Investment International, Ltd. Accordingly, he has the ability to control the outcome of all matters submitted to a vote of the shareholders, including, without limitation, the election of directors, amending our charter, and engaging in mergers or other fundamental corporate transactions.

                             FINANCIAL HIGHLIGHTS(1)

         The following is a summary of the historical consolidated financial information for our wholly-owned subsidiary, Comtech Group, and its subsidiaries. The following does not include our results of operations or financial position, as the parent company of Comtech Group. We had little or no operations prior to the share exchange with our subsidiary, but did have approximately $4 million in cash and cash equivalents. See "Recent Developments" for further detail.

                            INCOME STATEMENT SUMMARY
                               (USD and thousands)

                                   December 31,
                        ----------------------------------
                             2003       2002       2001
                          -------    -------    -------
                       (unaudited) (unaudited) (unaudited)

Revenue                    43,227     25,081     20,746

Cost of Revenue           (37,082)   (22,986)   (19,239)

Gross Profit                6,145      2,095      1,507

Operating Expenses         (2,457)      (901)      (956)

Pre-tax Income              3,597      1,213        572

Net Income                  3,441      1,114        472


                                         INCOME STATEMENT SUMMARY
                                           (USD and thousands)

                    Three Months Ended    Three Months Ended    Six Months Ended
                     June 30, 2004          March 31, 2004        June 30, 2004
                    ------------------    ------------------    ----------------
                       (unaudited)           (unaudited)           (unaudited)

Revenue                       19,791             18,575             38,366

Cost of Revenue              (16,941)           (15,717)           (32,658)

Gross Profit                   2,850              2,858              5,708

Operating Expenses              (953)              (403)            (1,356)

Pre-tax Income                 1,839              2,417              4,256

Net Income                     1,546              2,277              3,823

----------
 (1) The functional currency of the Company is Renminbi ("RMB"). The translation of RMB amounts into United States dollars ("USD") are included solely for the convenience of readers and have been made at the rate of RMB
8.2773 to USD1 for all the periods presented.

                                         BALANCE SHEET SUMMARY

                                         (USD and thousands)

                                               As of December 31
                                --------------------------------------------
                                    2003          2002             2001
                               -----------     -----------      -----------

                               (unaudited)     (unaudited)      (unaudited)

Total Current Assets            18,955           11,436            9,452

Total Assets                    19,354           11,728            9,752

Total Current Liabilities       17,222            8,036            7,184

Total Liabilities(2)            17,222            8,036            7,184

Total Shareholders' Equity(3)    2,132            3,692            2,568



                                  As of June 30, 2004
                                  -------------------
                                      (unaudited)
                                          USD

Total Current Assets                     30,887

Total Assets                             31,316

Total Current Liabilities                24,962

Total Liabilities and
Minority Interests                       25,361

Total Shareholders' Equity                5,955

----------

        (2)The increase in Total Liabilities from 2002 to 2003 was attributed to
(i) a loan from Comtech Global Investment Ltd. to Comtech Group in the amount of approximately USD$6.084 million for settlement of certain account payables of Comtech Group; and (ii) a dividend declared in the amount of USD$5 million, which had not been paid as of the end of 2003.

        (3)The decrease in Shareholders' Equity from 2002 to 2003 was attributed to a dividend declared in 2003 in the amount of USD$5 million. The decrease was compensated by the net income in 2003 in the amount of USD$3.441 million.

                                    BUSINESS

Company Overview

         Comtech Group, Inc. is a leading module design solutions provider in China, focused on the mobile handset and telecom equipment industries. Our team of engineers works with leading manufacturers of mobile handset and telecom equipment to design solutions that meet their need to provide state of the art products to their customers. When we began operations in 1995, our initial business strategy was to develop a strong distribution channel for the sale of components to mobile handset and telecom equipment manufacturers and then gradually add value to our business by providing design solutions. As we accumulated market and technical experience, we used our well-established distribution channels to evolve into a design solutions provider combining custom solutions, component sales and technical support to manufacturers. We believe that this transformation has been the main factor in our increased profitability in the recent years.

         Our client base has grown to serve over 200 companies representing most of the large manufacturers in the mobile handset and telecom equipment industries in China. We also have well established supplier relationships. We have approximately 30 suppliers which include many large multinational companies like Matsushida, JDS Uniphase and Samsung. Currently, we offer our clients over 500 design solutions and product lines integrating components from many leading suppliers. Our engineers work with our customers' product development team to understand their needs for each specific function module. Based on a customer's specific requirements, our engineers provide a proposed customized module design solution. A module design solution incorporates several components. If the customer accepts our design, the customer agrees to and will purchase from us key specific components outlined in our module design. We purchase the specific components from our suppliers. We issue purchase orders to our suppliers immediately after we receive customer orders, which enables us to maintain a relatively low inventory risk.

         We do not charge our customers an independent design fee. Instead, we generate revenue through the sale of the specific components that are incorporated in our module design. The price mark-up between the purchase price and the selling price of such components compensate our design, technical support and distribution services.

         Our business model has proven to be profitable and sustainable during our nine year operating history. We have had significant growth in both revenues and profits since 1995. In 2003, we had over $43 million in revenues and $3.4 million in net income, which amounts to an increase of approximately 72% and 209% respectively from $25 million in revenue and $1.1 million in profit in 2002 compared to the six month period ended June 30, 2004, our revenues and net income were $38 million and $3.8 million, respectively, compared to the six month period ended June 30, 2003, during which our revenues and net income were $18 million and $1.6 million, respectively.

Industry Overview

         According to BDA China Limited ("BDA"), the mobile handset and the telecom equipment market have been among the most important segments supporting China's recent emergence as a technology driven society. BDA estimates that domestic mobile handset sales in China increased by approximately 88% in 2003. BDA expects continued growth in the mobile handset market in China, with the handset market size anticipated to reach 72.1 million units and total production volume to increase to 213 million units by 2006. As the demand for mobile handsets has grown in China, domestic mobile handset vendors (our target clients) have continued to penetrate the market and capture market share. In 2004, local mobile handset vendors had a combined market share of approximately 45% of the mobile handset vendors in China compared to 1999, when the domestic vendors' market share was less than 5%. In 2003, sales to mobile handset manufacturers comprised approximately 30% of our revenues and sales to telecom equipment companies comprised approximately 70% of revenues, and for the six month period ended June 30, 2004, 60% of our revenue was derived from sales to mobile handset manufacturers and 40% of our revenue was derived from sales to telecom equipment companies. We supply less than 1% of our client's total purchase of modules for their end-products, which we believe leaves us significant room to capture market share by increasing the number of products that we can offer to our clients.

         China's telecom equipment industry has recently experienced increased investment by telecom operators. We believe that key segments within the telecom equipment industry are the data communications segment, consisting of ADSL modems, VOIP equipment, routers and network security equipment, the optical component segment and the PSTN switch segment.

      o Data communications. DSLAM has been one of the main investment focuses for China's fixed-line operators and is expected to be one of the fastest growing markets in China in the next two to three years. VOIP has been a mainstream technology for long distance calls since 2002, and the VOIP equipment market is expected to have significant growth in the future according to IDC. The router and network security market continues to be driven by government supported projects aimed at improving information technology and telecommunications systems.

      o Optical Components. Domestic vendors increased their share of the optical equipment, subsystem and component market. According to Tongxin Xinxi Bao, a telecom information newspaper, over 50% of new deployments of optical equipment in 2003 were made by Huawei and, together Fiberhome and Shenzhen Photon Technology, represent over 50% of the market share in the optical subsystem and component market.

      o PSTN Switches. Growth in the PSTN switch market has been attributed to network upgrades of older PSTN switch equipment and the increasing volume of exports of PSTN switches.

Market Opportunity and Growth Strategy

         We believe that certain trends are developing in China's wireless communication and telecom equipment industries that will have a positive effect on our business operations. These trends include:

      o Increasing Market Share Captured by Domestic Vendors in China. The largest percentage of our customer base, and the majority of our revenues, is derived from domestic vendors in the mobile handset and telecom equipment industries in China. Domestic vendors are winning an increasing share of China's mobile handset device and telecom equipment markets. Huawei and ZTE, our two largest clients, have already won a significant share of several key markets, such as the PSTN switch market, and have expanded to penetrate the router, switch and optical equipment markets. Domestic vendors typically have more limited research and development capabilities than their foreign counterparts and therefore rely on outside technical and design support from companies such as ours. The increase in local market share by domestic vendors and competition to offer new mobile handsets and advanced telecom equipment has driven product demand, which has helped fuel our growth and provided opportunities for us to increase the marketing and sale of our services and products.

      o Increased Export by Manufacturers Based in China. The mobile handset, PSTN data communication, optical, and wireless equipment markets have experienced significant growth in recent years and are expected to continue to grow in the foreseeable future. We believe that China has established itself as a strong global manufacturing center, which will cause overseas companies to continue to seek products from local vendors. Leading domestic device and equipment vendors are also increasingly looking to distribute their products in overseas markets. For example, Huawei reported in an article in The Wall Street Journal that it sold over $1 billion of equipment overseas and expects growth in its exports to continue. ZTE and other Chinese equipment makers and mobile handset device makers have also begun to expand overseas. In an effort to seek global partnerships, TCL, our second largest client, recently formed a joint venture with Alcatel into which Alcatel contributed its mobile handset business. There has also been strong government support for increased mobile handset exports. At the 2004 Telecom Industry Policy and Development Briefing, MII's Economic System Reform and Operation Department stated that the government's core policy for the industry would be to encourage mobile handset exports, research and development, and development of the industry supply chain. We believe that growth in the export market is positive for us as it will drive component demand among our mobile handset clients as well.

      o More Stringent Procurement Systems by Manufacturers. Over time, leading manufacturers have developed more stringent procurement systems to control their purchasing. The approval process to sell products to these vendors is lengthy, time consuming and costly, and often creates a barrier to entry for potential competitors. For example, Huawei's procurement process can take over a year for suppliers to become qualified. Barriers to entry are increasingly high, and the possibility of price wars and competition is reduced. Due to our long, ongoing relationships with manufacturers, we believe we are well positioned.

      o Increased Reliance on Outsourcing. OEMs are increasingly outsourcing the development, design, prototyping, engineering, manufacturing, assembly and testing of components and systems to subsystem suppliers in order to:

            o reduce their investments in inventory, property, plant and equipment in the face of cyclical demands for their products;

            o     reduce design-to-delivery cycle times;

            o take advantage of subsystem suppliers' ability to quickly modify and reconfigure product designs;

            o take advantage of subsystem suppliers' inventory management capabilities and purchasing power; and

            o focus on their core competencies in light of increasing research and development requirements and industry-wide pricing pressure.

            Because handset and telecom systems are among the most technologically complex subsystems, we believe we are establishing strong partner relationships with companies that possess the engineering expertise, design capabilities, quality control, financial stability and highly flexible manufacturing operations required to satisfy the cyclical and constantly changing demands of handset and telecom manufacturers.

      o Growth in the End Markets into which Our Components are Sold. We believe that the increasing complexity of mobile devices and the upgrade of telecom networks will drive demand for new components. In the mobile handset market new features are added to mobile handsets at an accelerating pace due to competition between mobile handset makers and the increasing use of 2.5G services. We have developed a storage solution by using M-System's DOC, a product for which demand has developed only as high volume storage has become necessary with more advanced data services offered over mobile handset devices. We believe that the launch of new more advanced services in 2.5G and 3G wireless networks and broadband access networks in the telecom equipment industry, will drive demand for more advanced components.

Growth Strategy

         Our objective is to be the leading module designer and component supplier for high growth industry segments including telecom handsets, equipment, and consumer electronics. We plan to use our design, development, prototyping, engineering, testing expertise and efficiency to allow us to continue to penetrate into more product lines of existing customers as well as to add new customers in our target markets. Our ultimate objective is to evolve into a chipset and application software design house and ultimately create products with our own intellectual property which is an evolutionary model that has been successfully implemented by other Chinese companies.

         We have a two prong growth strategy to accomplish these objectives which focus on horizontal growth to increase revenue and vertical growth to increase profit margins. We believe that our continued focus on increasing revenue and profit margin while minimizing operating costs has historically and will continue to allow us to build a strong, profitable and growing business model.

         We intend to grow horizontally by acquiring new product lines, designing new solutions, establishing new market channels, securing new clients and penetrating new industries. This strategy will allow us to offer new products to existing customers and broaden our customer base to new customers seeking products that we do not currently provide. For example, we are seeking to enter the consumer electronics market by providing components to Chinese consumer electronics makers. The consumer electronics market is expected to experience strong growth. According to BDA, digital television, or DTV, will be one of the key drivers of this growth with China targeting 100% DTV penetration by the year 2010. There are currently 330 million TVs in China, and the China Center of Information Industry Development estimates that China's market for DTV products and services will be RMB 500 billion (approximately USD$60 billion) by the year 2015. We believe that we are well positioned to enter this market because many of our existing mobile handset customers, such as TCL, Haier, AMoi and Xoceco, also produce televisions and other consumer electronics devices. We believe that we may be able to leverage our existing relationships with these manufacturers to sell consumer electronics components to them.

          We believe that the most effective way to accomplish our vertical growth objective is by acquiring companies, and forming joint ventures or other partnership relationships. We intend to acquire chipset companies that have existing products. Capitalizing on our broad and well established distribution channel, we believe that we can immediately generate revenue by marketing and selling such products. With acquired IP and technology know-how in addition to our deep understanding of our customers needs, we believe we are well positioned to design and produce our own proprietary components. We recently launched Comtech-branded proprietary products which contributed approximately USD$0.9 million in revenues in 2003. We anticipate that continued development and expansion of our proprietary products will contribute to our future growth. If we are successful in our vertical integration strategy, we will be able to enhance our profit margin.

Products and Technology

         Our products enable our OEM customers to improve the efficiency and time to market while reducing the costs of their design and manufacturing processes. We purchase our products from suppliers that manufacture components needed in our target industries. Our key suppliers include, Pixelplus (CMOS sensors), Mtekvision (Camera ICs), NAIS (connectors, Relay), Matsushida (switches), Sambu (speakers), JDSU (opteoelectronic components) and M-Systems (DiskOnChip). We develop our design solutions based on their components. We believe that the core value in our business comes from our ability to provide last-mile customization for each of our many customers' specific needs.

Our design solutions include:

Mobile Solutions

      o     LCD module solutions;

      o     Camera Module Solutions;

      o     Persistent Storage Module Solutions;

      o     Input/Output Module Solutions;

      o     Sound System Solutions;

      o     Power Supply Module Solutions; and

      o     Peripheral Module Solutions.

Telecommunication Equipment Solutions

      o     PSTN Switching

      o     Line card solution

Optical Solutions

      o 2.5-10G DWDM optical transmission solutions including tunable transmitters, variable optical attenuators, EML modulators and transceivers;

      o 2.5-10G DWDM electrical signal processing solutions, including optical transmission controls, Mux/Demux, trans-impedance amplifiers and forward error correction;

      o Optical signal amplification solutions including EDFA and Linear optical amplifiers; and

      o Passive optical network solutions including a thermal AWG, optical switching and optical add/drop Mux

Data Communication Solutions

      o     ADSL modem solutions, including ADSL modems in PCI and Programmable
            DSL;

      o FLASH storage solutions for secure networks including Flash Disk On Chip (DOC) and DOC arrays;

      o     Voice over packet (VOP) solutions, including VOIP and VOATM;

      o Core router data processing solutions, including network processors and switch fabric;

      o     Gigabit data optical interconnect solutions; and

      o     Ethernet transceiver solutions

Wireless Base Station

      o     RF Module; and

      o     Lightning protection module

Customers

     We have more than 200 customers in China, including many of the largest mobile device and telecom equipment manufacturers. The following table sets forth the revenue contribution from each of these sectors during 2003 and for the first six months of 2004.

                          Comtech Revenue Contribution

                Sector                                 2003                2004
----------------------------------------               ----                ----

Mobile Devices                                           30%                 60%

Telecom Equipment                                        70%                 40%

         Our largest customer in the mobile handset is TCL, one of China's largest domestic mobile handset manufacturers. Our top two revenue producing customers from the telecom equipment industry have been ZTE and Huawei, China's two largest telecom equipment vendors.

         Our existing customer base includes the following companies:

         oMobile Handset Manufacturers: TCL, Konka, Amoisonic, Capitel, Xiahua, ZTE, Haier, HiSense, BIRD, Eastcom, Soutec, Kejian, UTStarcom, Legend, HiTech Wealth, 1Zen, HYT, Inventec, Mitac, Arimma, GlobalFlex, CECW, Galaxy, Hollycomm, Motorola and Cosmobics.

         oTelecom System Equipment/Original Equipment Manufacturers: Huawei, ZTE, Datang, FiberHome, SHBell, Great Dragon, JingPeng, Optel, Harbour Network, UTStarcom, Lucent, Motorola, Ericssion, Siemens, NEC, Emerson, Solectron, SCI-Sanmina, Flextronics, Celestica, Jabil Circuits, Elcoteq and Via-systems.

         For the six months ended June 30, 2004, our top 10 customers in terms of revenues were as follows:

                                                                                       PERCENTAGE OF
                                                               REVENUE AMOUNT            REVENUE
                                                               --------------            -------
                          CUSTOMER NAME                          (USD'000)                 (%)
                          -------------
Zhongxing International (Hong Kong) Trading Co. Ltd. (ZTE)         5,275                  14%
Huawei Tech. Investment Co. Ltd                                    4,774                  12%
Hongdin International Trading Limited (KONKA)                      3,437                   9%
UT Starcom                                                         3,355                   9%
Jabil Circuit Shanghai Ltd.                                        1,740                   5%
SOUTEC                                                             1,587                   4%
TCL Mobile Communication (HK) Company Ltd.                         1,513                   4%
Guangzhou Kyokuto Electronics Ltd.                                 1,109                   3%
CPTE                                                                 968                   3%
Xian Datang Telecom                                                  834                   2%
TOTAL                                                            $24,592                  64%

Sales and Support

         We sell our products through our direct sales force which, as of June 30, 2004, consisted of a total of 30 sales directors, account managers and sales support staff. Our sales directors are responsible for establishing sales strategy and setting the objectives for specific customer accounts. Each account manager is dedicated to a specific customer account and is responsible for the day-to-day management of that customer. Account managers work closely with customers and in many cases provide on-site support. Account managers often attend customers' internal meetings related to production, engineering design and quality to ensure that customer expectations are interpreted and communicated properly to our operations group. Account managers also work with our customers to identify and meet their cost and design-to-delivery cycle time objectives.

         We have dedicated account managers responsible for new business development for handset and telecom system products and related technologies. Our new business development account managers initiate and develop long-term, multi-level relationships with customer accounts and work closely with customers on new business opportunities throughout the design-to-delivery cycle.

Competition

         For each project, we partner with our supplier to compete with other key enabling component suppliers. For example, we partnered with JDS Uniphase to compete with Intel's optical module. While the largest component suppliers have substantial financial and technical resources, we believe they lack the close project-by-project and day-to-day working relationship that we provide to customers. Furthermore, these large key enabling component suppliers usually do not focus on module level design.

          We also compete with foreign distribution and design companies that have operations in China, such as Arrow Electronics, Avnet, Memec, EDOM, Secom, World Piece Industrial Co. and others. China's electronic components market is fragmented with over 1,500 distributors in the market. We believe that we have better design and technical capabilities compared to distributors, and we have better distribution channel and customer base compared to design companies.

Competitive Advantages

          Our competitive advantages include the following:

      o Broad Customer Base. We have established one of the largest customer bases in the mobile handset and telecom equipment manufacturing industries in China. We have approximately 200 customers, including almost all major manufacturers in the mobile handset communications and telecom equipment industries in China, including TCL, Huawei, Konka, Capitel, UTStarcom, ZTE, Datang, Lucent, Motorola, Ericssion, Siemens, NEC, Solectron and Flextronics. With our broad customer base, we are able to lower our business risks through diversified customers and products lines. Leading manufacturers in China have developed stringent procurement systems to control their purchasing. The approval process to sell products to these vendors is lengthy, time-consuming and costly, and often creates a barrier to entry for potential competitors. We believe that our broad customer base positions us strongly to compete with existing and potential new competitors.

      o Technical Capabilities. We focus on developing application solutions to enhance core technology, or components, developed by our suppliers. Our customers' concerns over time to market or a lack of resources to customize different models of a product (particularly in the mobile handset industry) may lead them to seek design solutions from a company such as ours. Our highly-trained design engineers are capable of quickly deploying many of today's leading technology solutions within a timeframe that meets the rapid turnaround required by customers. According to a survey performed by EbnChina, the three types of technical support or design solution services provided by most component distributors are: (1) introducing a product's functions and performance to clients, (2) providing sample design solutions and test environments based on a distributor's available design platforms, and (3) providing turn-key solutions, which are similar to independent design house solutions. Among the distributors surveyed by EbnChina, only 13% said they could provide turn-key solutions similar to those that we provide.

      o Customer Service. We have been able to build client loyalty by providing excellent customer service. Our design engineers spend most of their time with our customer's engineers so that they can be apprised of a customer's changing needs. We provide timely, client-centered service, which includes anticipating clients' product demands, supplying components on time and solving problems effectively and quickly. As an example of our strength in customer service, we recently won an excellent supplier award from Huawei. Although competition for the type of services we provide may intensify, we expect to continue to provide strong customer service, which we believe is integral to continued business from customers.

      o Flexibility to Select the Best Available Components. We do not manufacture any of the components ourselves and are therefore component neutral. This enables us to work with our customers to select the best available components for incorporation into their telecom or handset systems. Our component neutral position allows us to recommend components on the basis of technology, performance and cost and to optimize our overall designs based on these criteria. It also enables us to maintain close relationships with a wide range of component suppliers who view us solely as a customer rather than as a competitor.

      o Scalable Business Operations. We have focused extensively on operating efficiencies to minimize costs. Payroll and marketing expenditures represent our largest operating expenses. Each engineer or sales person has successfully worked on multiple client accounts. Our operating cost historically has increased at a lower rate than our revenues. As a result, our net income has grown at a much faster rate than our revenue. For example, our net income in 2003 increased 209% from our net income in 2002, while our revenue increased 72% over the same period. We believe that our business model has allowed us to limit and control upfront costs and build a scalable business operation, which has allowed us to increase profitability.

      o Ability to Add New Product Lines. We plan to expand into new product markets using our existing expertise. We believe the following attributes will allow us to add new product lines or to enter new markets:

            o     our understanding of the semiconductor manufacturing process;

            o our expertise in efficient technology development, design, engineering, manufacturing and testing;

            o     our supply chain management expertise; and

            o     our strong relationships with existing customers.

      o Diverse Product Line. We integrate our design solutions into leading foreign vendors' components such as NAIS connectors, JDS Uniphase optical components and M-Systems' Disk on Chip. When we submit a design solution proposal for new vendor projects, we compete not only based on our design solution but also on the quality of the components on which we base our design solutions. Due to our large customer network of leading manufacturers, we have been able to continue to gain access to new products from leading component suppliers.

      o Market-Driven Strategy. The mobile handset and telecom equipment industries have developed into large-scale businesses in China over the last few decades. We believe these industries have and will continue to be among the fastest growing industries in China. We have primarily focused on markets within these industries because we have found that customers in those markets typically provide specific requirements and have strict time-to-market issues and short product life cycles. We believe that our execution-oriented corporate culture responds quickly and efficiently to new product requests and our ability to use the best available technology to design solutions meets the expectations of customers in these markets.

Corporate Information

         Our corporate offices are located at Room 10001, Tower C, Skyworth Building, High-Tech Industrial Park, Nanshan, Shenzhen, PRC. Our telephone number at that location is 011-86-755-267-4327. We have numerous branch offices located throughout China, including Beijing, Shanghai, Qingdao, Wuhan and Hong Kong. We currently have over 70 employees.

                                   MANAGEMENT

         Executive Officers and Directors

         The following table sets forth information with respect to the executive officers and directors of the Company.

Name of Individual      Age     Position with the Company
------------------      ---     -----------------------------------------------

Jeffrey Kang            34      Chief Executive Officer, President and Director

Li Zhou                 38      Chief Technical Officer and Director

Hope Ni                 32      Chief Financial Officer and Secretary

Allen Wu                29      Controller

Shi Yang                45      Vice President of Sales

Henry Li                37      Vice President of Marketing and Engineering

Amy Kong                49      Director

Bin Li                  36      Director

Jason Kim               37      Director

Mark S. Hauser          46      Director

Mark B. Segall          43      Director

        Jeffrey Kang, Chairman of the Board, CEO, President and Co-Founder.
Mr. Kang was a co-founder of Comtech and has served as our Chief Executive Officer and a Director since September 1999. Mr. Kang founded Shenzhen Matsunichi Electronics Co., Ltd. and Matsunichi Electronic (Hong Kong) Limited, the Company's predecessor, in 1995 when Matsunichi commenced operations as a distributor for Matsushita. In 1999, Mr. Kang formed Comtech and transferred all operations and assets of Matsunichi into the company. Prior to forming Matsunichi, Mr. Kang worked for Matsushita (Panasonic) Electric Industrial from March 1992 to September 1995 where he was responsible for selling components to the telecom industry within China. From 1998 to 1999, Mr. Kang was vice president of Shenzhen SME (Small and Medium Enterprises) Association, a non-profit association in Shenzhen. Mr. Kang earned an undergraduate degree in Electrical Engineering from South China University of Technology in Guangzhou, China.

         Li Zhou, Chief Technical Officer. Prior to joining us in November 2003, Mr. Zhou served as CTO of HTW China, the largest PDA vendor in China from October 2000 to December 2002. Previously, he worked for Microsoft in Redmond, Washington from 1991 to 1998, and in Beijing, China from 1998-2000, where he held various positions including the Group Manager of Microsoft's embedded systems. Mr. Zhou earned a masters degree in computer science from Michigan State University after completing his undergraduate degree in China.

         Hope Ni, Chief Financial Officer and Secretary. Prior to joining us in August 2004, Ms. Ni spent six years as a practicing attorney at Skadden, Arps, Slate, Meagher & Flom LLP in New York and Hong Kong, specializing in corporate finance. Prior to that, Ms. Ni worked at Merrill Lynch, investment banking division in New York. Currently, Ms. Ni is a member of the investment committee of Time Innovation Ventures, a venture capital firm focused on funding technology start-ups and joint ventures in China. Ms. Ni also serves on the board of Qianjia Consulting Company which she founded in 2002. Ms. Ni received her Juris Doctor degree from University of Pennsylvania Law School and her Bachelor degree in Applied Economics and Business Management from Cornell University.

         Allen Wu, Controller. Prior to joining us in 2003, Mr. Wu spent six years with PricewaterhouseCoopers HongKong. He graduated from the Accounting Dept of HK University of Science and Technology. He is a CPA in the U.S. and is an associate member of the Hong Kong Society of Accountants.

         Shi Yang, Vice President of Sales. Prior to co-founding Comtech, Mr. Yang was employed in various sales capacities with China Telecom. Prior thereto, he was a professor at Tianjing University.

         Henry Li, VP of Marketing and Engineering. Prior to joining us in 1997, Mr. Li worked for Samsung Electronics in Seoul, South Korea as an ASIC designer. Mr. Li received his masters in Electrical Engineering from Tianjing University.

         Amy Kong, Director. Prior to joining Comtech as a director, Ms. Kong founded Primustech Ventures (HK) Limited, an investment firm focused on Greater China. Ms. Kong invested in a number of private equity projects in the areas of document management, professional training and education, medical waste management, medical device, consumer electronics and information technology consulting. From 1999 to 2000, Ms. Kong served as interim Chief Executive Officer of Cyber City International, a privately owned Shenzhen based science park company. In 1996, Ms. Kong founded GTF Asset Management for the Gajah Tunggal Group, a US$800 million global asset management company.

         Bin Li, Director. Dr. Li has served as Executive Director and Co-Chief Operating Officer of China Motion Telecom Group, a Hong Kong and Singapore publicly listed company engaged in the business of telecommunication service since October 2003. From June 2000 through October 2003, Dr. Li served as Chief Operating Officer of China Motion NetCom Limited, which is a subsidiary and core member of China Motion Telecom. Prior to that, he was General Manager of CM Tel
(HK) Ltd. and CM Internet (HK) Limited.

         Jason Kim, Director. Mr. Kim founded TG Asia Venture, a Korean venture capital firm based in Hong Kong in 2000 and currently serves as its CEO. From 1994 to 2000, Mr. Kim served as the head of the China team at the Tong Yang Group, Asia Regional Headquarters in Hong Kong, which specializes in Chinese corporate finance and direct investment activity in Asia.

         Mark S. Hauser, Director. Mr. Hauser has served as a director of the Company since May 1997. He was an attorney and a founder and Managing Director of Tamarix Capital Corporation, a New York-based merchant and investment-banking firm. Since July 2000, Mr. Hauser has been a Managing Director of FdG Associates, a middle-market private equity fund based in New York.

         Mark B. Segall, Director. Mr. Segall has served as a director of TRGI, prior to the Share Exchange, since December 1999, and previously served as TRGI's Secretary from December 1999 until the consummation of the Share Exchange on July 22, 2004. Mr. Segall was a partner at Kramer Levin Naftalis & Frankel LLP, a New York law firm, until October 1999. In October 1999, he became a Senior Vice President and the General Counsel at Investec Ernst & Company and, in October 2001 President and CEO of Investec Inc. The US investment banking operations of Investec were terminated in June 2003 at which time Mr. Segall left Investec and became Chairman and CEO of Kidron Corporate Advisors LLC, a mergers & acquisitions advisory boutique.

                             PRINCIPAL STOCKHOLDERS

         Sets forth below is information regarding the beneficial ownership of the Common Stock as of September 22, 2004 by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors, and (iii) each of the Company's executive officers:

                                                 Number of Shares Beneficially
Name of Beneficial Owner                                  Owned (1)                     Percentage Ownership
------------------------                         -----------------------------          --------------------
Jeffrey Kang                                             37,261,978(2)                        83.88%

Amy Kong                                                          0(3)                          *

Bin Li                                                            0                             *

Li Zhou                                                           0(4)                          *

Jason Kim                                                         0(5)                          *

Mark S. Hauser                                              677,871(6)                         1.53%

Mark B. Segall                                              180,000(7)                          *

Comtech Global Investment, Ltd.                          26,326,398                           59.26%

Ren Investment International, Ltd.                       10,935,580                           24.62%

Purple Mountain Holding, Ltd.                             3,240,172                            7.29%

----------
* Represents less than one percent (1%)

(1)In computing the number of shares beneficially owned by a person and the percentage ownership of a person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)Includes (i) 26,326,398 shares beneficially owned by Comtech Global Investment Ltd., over which Mr. Kang and his wife, Ms. Nan Ji, share voting and investment power, and (ii) 10,935,580 shares beneficially owned by Ren Investment International Ltd., over which Mr. Kang, as sole director, has sole voting and investment power. Mr. Kang does not own any shares of Ren Investment International.

(3)Does not include shares held by Ren Investment International Ltd., in which Ms. Kong owns less than a 1% interest. Ms. Kong disclaims beneficial ownership of such shares.

(4)Does not include shares held by Ren Investment International Ltd., in which Mr. Zhou has an approximate 3.7% interest. Mr. Zhou disclaims beneficial ownership of such shares.

(5)Does not include shares held by Ren Investment International Ltd. in which Mr. Kim owns less than a 1% interest. Mr. Kim disclaims beneficial ownership of such shares.

(6) Includes warrants to purchase 468,337 shares.

(7)Includes 30,000 presently exercisable options and warrants to purchase an aggregate of 150,000 shares issued to Kidron Corporate Advisors LLC, an affiliate of Mark B. Segall.

                               RECENT DEVELOPMENTS

         Transaction with Comtech Group, Inc.

         On May 25, 2004, we entered into a Share Exchange Agreement with Comtech Group, Inc., a privately owned Cayman Islands company (Comtech-Cayman), and the shareholders of Comtech-Cayman, pursuant to which we were to acquire all of the issued and outstanding shares of stock of Comtech-Cayman in exchange for the issuance in the aggregate of 40,502,150 shares of our common stock to the shareholders of Comtech-Cayman. The transactions contemplated by the Exchange Agreement were consummated on July 22, 2004. As a result of the transaction, Comtech-Cayman became our wholly-owned subsidiary and the shareholders of Comtech-Cayman became the beneficial owners of 40,502,150, or approximately 91.2% of our total issued and outstanding stock. The total number of shares of our common stock issued and outstanding immediately after the consummation of the transaction was 44,422,050 shares.

         Pursuant to the indemnification provisions in the share exchange agreement, the equity ownership of Comtech-Cayman's former shareholders is subject to adjustment until thirty (30) days after the date on which we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (or, in the event a claim is made prior to such time, until a court of competent jurisdiction renders a final nonappealable decision with respect to such claim). If Comtech-Cayman or any former shareholder of Comtech-Cayman breaches any of their respective representations, warranties, covenants or obligations in the share exchange agreement, then, the former shareholders of Comtech-Cayman will be required to return shares of our common stock to the Company, which shares will then be retired. The number of shares of common stock to be returned to us will be equal to the aggregate amount of the damages suffered by us divided by the market value of our common stock to be calculated using the average of the closing bid price as quoted on the Over-the Counter Bulletin Board for the thirty (30) trading days immediately prior to the date that the amount of damages is finally determined by a court of competent jurisdiction or pursuant to a binding settlement agreement among us, Comtech-Cayman and Comtech-Cayman's former shareholders; provided, however, that in no event will the number of shares of common stock to be returned by Comtech-Cayman's former shareholders exceed 16,058,850, adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the common stock. Should Comtech-Cayman's former shareholders be required to return the maximum number of shares of common stock specified in the share exchange agreement, then their percentage ownership would be decreased to 86.2% (based on our capitalization immediately following the consummation of the transactions contemplated by the share exchange agreement on a non-fully diluted basis). If we breach any of our representations, warranties, covenants or obligations in the share exchange agreement, then we will be required to issue additional shares of common stock to Comtech-Cayman's former shareholders. The process for determining the number of shares of common stock to be issued to Comtech-Cayman's former shareholders will be the same, however, that in no event will the number of shares of common stock to be issued to Comtech-Cayman's former shareholders exceed 58,193,133, adjusted for any stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger or consolidation or like capital adjustment affecting the common stock. Should we be required to issue to Comtech-Cayman's former shareholders the maximum number of shares of common stock specified in the share exchange agreement, then their percentage ownership would be increased to 96.2% (based on our capitalization immediately following the consummation of the transactions contemplated by the share exchange agreement on a non-fully diluted basis). Notwithstanding the foregoing, neither we nor Comtech-Cayman's former shareholders will be entitled to such indemnification unless and until the aggregate amount of damages to us or Comtech-Cayman's former shareholders, as the case may be, exceeds $625,000, at which time, subject to the limitations set forth above, we or Comtech's former shareholders, as the case may be, will be entitled to indemnification for the total amount of damages in excess of $625,000.

Item 7. Financial Statements

(a)      Financial Statements of Businesses Acquired

            (1) Audited Financial Statements of Comtech Group, the wholly-owned subsidiary of the Registrant, for the years ended December 31, 2001, 2002 and 2003, and notes thereto.

 (b)     Pro Forma Financial Information

            (1) Unaudited Pro Forma Combined Balance Sheet of the Registrant as at June 30, 2004

            (2) Unaudited Pro Forma Combined Statement of Operations of the Registrant for the six month period ended June 30, 2004

            (3) Unaudited Pro Forma Statement of Operations for the year ended December 31, 2003.

            (4) Notes to Pro Forma Financial Information

Item 9. Regulation FD

            (1) Unaudited Financial Statements of Comtech Group, the wholly-owned subsidiary of the Registrant, for the quarter ended June 30, 2004

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            COMTECH GROUP, INC.

                                            By: /s/ Jingwei Kang
                                                -----------------------------
                                            Name:  Jingwei Kang
                                            Title:  Chief Executive Officer

Dated: September 23, 2004

                                                                    ITEM 7(a)(1)


                    COMTECH GROUP
                    -------------

                    CONSOLIDATED FINANCIAL STATEMENTS

                    FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                    AND REPORT OF INDEPENDENT REGISTERED PUBLIC

                    ACCOUNTING FIRM

COMTECH GROUP

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



CONTENTS                                                     PAGE(S)
--------                                                     -------



REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM         1


CONSOLIDATED BALANCE SHEETS                                     2


CONSOLIDATED STATEMENTS OF OPERATIONS                           3


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                 4


CONSOLIDATED STATEMENTS OF CASH FLOWS                           5


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                   6 - 16

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of COMTECH GROUP:

We have audited the accompanying consolidated balance sheets of Comtech Group and its subsidiaries (the "Company") as of December 31, 2003, 2002 and 2001 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2002 and 2001, and the results of its operations and its cash flows for each of the three years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company has entered into a series of transactions to restructure the organisation of the entities owned by the Shareholders and those transactions were accounted for at historical cost.



Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
August 18, 2004

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                             December 31,
                                               --------------------------------------
                                                 2003      2003      2002      2001
                                               --------  --------  --------  --------
                                                 USD       RMB       RMB       RMB
ASSETS

Current assets:
  Cash                                            3,707    30,683    12,194    30,066
  Trade accounts receivable, net of allowance
    for doubtful accounts of USD501
      (RMB4,145) - 2003; RMB190 - 2002;
       RMB58 - 2001                              11,146    92,259    67,597    45,048
  Bills receivable                                1,607    13,306     6,142     1,000
  Other trade receivables                           278     2,297     1,513       873
  Amount due from other related party                --        --       298       298
  Inventories                                     2,217    18,350     6,913       949
                                               --------  --------  --------  --------

Total current assets                             18,955   156,895    94,657    78,234

Property and equipment, net                         358     2,961     2,371     2,446

Other assets                                         41       344        44        44
                                               --------  --------  --------  --------

                                                    399     3,305     2,415     2,490
                                               --------  --------  --------  --------

Total assets                                     19,354   160,200    97,072    80,724
                                               ========  ========  ========  ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY

Current liabilities:
  Trade accounts payable                          5,384    44,564    55,701    51,738
  Amount due to holding company                   6,084    50,356     5,144        --
  Amount due to other related party                 192     1,592     3,165     4,497
  Dividend payable                                5,000    41,387        --        --
  Income tax payable                                109       902        86       184
  Accrued expenses and other liabilities            453     3,745     2,418     3,048
                                               --------  --------  --------  --------

Total current liabilities                        17,222   142,546    66,514    59,467
                                               --------  --------  --------  --------

Shareholders' equity:
  Ordinary shares - par value USD0.001 each
    (authorized: 50,000,000 shares; issued
    and outstanding at December 31, 2003:
    10,000,000 shares)                               10        83        83        --
  Additional paid-in capital                      1,691    14,000    14,000    14,000
  Retained earnings                                 431     3,571    16,475     7,257
                                               --------  --------  --------  --------

Total shareholders' equity                        2,132    17,654    30,558    21,257
                                               --------  --------  --------  --------

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                           19,354   160,200    97,072    80,724
                                               --------  --------  --------  --------

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(in thousands, except per share amounts)

                                                                 Year ended December 31,
                                              ---------------------------------------------------------
                                                  2003           2003           2002          2001
                                              ------------   ------------   ------------   ------------
                                                   USD            RMB            RMB           RMB
Revenue                                             43,227        357,805        207,607        171,721
Cost of revenue                                    (37,082)      (306,939)      (190,265)      (159,244)
                                              ------------   ------------   ------------   ------------

Gross profit                                         6,145         50,866         17,342         12,477
Selling, general and administrative expenses        (2,457)       (20,341)        (7,461)        (7,911)
                                              ------------   ------------   ------------   ------------

Income from operations                               3,688         30,525          9,881          4,566
Interest expense                                       (97)          (801)            --             (9)
Interest income                                          6             54            157            175
                                              ------------   ------------   ------------   ------------

Income before income tax                             3,597         29,778         10,038          4,732
Income tax                                             156          1,295            820            825
                                              ------------   ------------   ------------   ------------

Net income                                           3,441         28,483          9,218          3,907
                                              ============   ============   ============   ============



Basic and diluted earnings per share                  0.34           2.85           0.92           0.39
                                              ------------   ------------   ------------   ------------


Weighted average number of ordinary
shares outstanding, basic and diluted           10,000,000     10,000,000     10,000,000     10,000,000
                                              ============   ============   ============   ============


See notes to consolidated financial statements.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)



                                                           Additional                  Total
                                                            paid-in     Retained    shareholders'
                              Ordinary shares               capital     earnings       equity
                              ---------------              ----------  ----------   -------------

                             Number of shares     RMB         RMB         RMB            RMB

Balance at January 1, 2001                 --          --      14,000       3,350          17,350
Net income                                 --          --          --       3,907           3,907
                              ---------------  ----------  ----------  ----------   -------------

Balance at December 31, 2001               --          --      14,000       7,257          21,257
Capital contribution               10,000,000          83          --          --              83
Net income                                 --          --          --       9,218           9,218
                              ---------------  ----------  ----------  ----------   -------------

Balance at December 31, 2002       10,000,000          83      14,000      16,475          30,558
Dividend (USD0.5 per share)                --          --          --     (41,387)        (41,387)
Net income                                 --          --          --      28,483          28,483
                              ---------------  ----------  ----------  ----------   -------------

Balance at December 31, 2003       10,000,000          83      14,000       3,571          17,654
                              ===============  ==========  ==========  ==========   =============

Balance at December 31, 2003
  (in thousands of USD)                                10       1,691         431           2,132
                                               ==========  ==========  ==========   =============

--------------------------------------------------------------------------------
See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(in thousands)

                                                                  December 31,
                                                    -----------------------------------------
                                                      2003       2003       2002       2001
                                                    --------   --------   --------   --------
                                                      USD        RMB        RMB        RMB
Cash flows from operating activities:
  Net income                                           3,441     28,483      9,218      3,907
Adjustment to reconcile net income to
  net cash (used in) provided by operating
  activities:
    Depreciation expense                                  51        427        455        370
  Changes in operating assets and
    liabilities:
      Trade accounts receivable                       (2,979)   (24,662)   (22,549)   (37,417)
      Bills receivable                                  (865)    (7,164)    (5,142)    (1,000)
      Inventories                                     (1,381)   (11,437)    (5,964)     2,687
      Other trade receivables                            (95)      (784)      (640)      (549)
      Amount due from other related party                 36        298         --       (298)
      Trade accounts payable                          (1,345)   (11,137)     3,963     45,726
      Accrued expenses and other liabilities             160      1,327       (630)     1,640
      Amount due to other related party                 (190)    (1,573)    (1,332)     2,825
      Income tax payable                                  98        816        (98)      (943)
                                                    --------   --------   --------   --------

Cash (used in) provided by operating activities       (3,069)   (25,406)   (22,719)    16,948
                                                    --------   --------   --------   --------

Cash flows from investing activities:
  Purchases of property and equipment                   (123)    (1,017)      (380)    (2,258)
  Increase in other assets                               (36)      (300)        --         --
                                                    --------   --------   --------   --------

Cash used in investing activities                       (159)    (1,317)      (380)    (2,258)
                                                    --------   --------   --------   --------

Cash flows from financing activities:
  Capital contribution                                    --         --         83         --
  Amount received from holding company                 5,462     45,212      5,144         --
  Amount due to other related party                       --         --         --      1,672
                                                    --------   --------   --------   --------

Cash provided by financing activities                  5,462     45,212      5,227      1,672
                                                    --------   --------   --------   --------

Net increase (decrease) in cash and
  cash equivalents                                     2,234     18,489    (17,872)    16,362

Cash at beginning of the year                          1,473     12,194     30,066     13,704
                                                    --------   --------   --------   --------

Cash at end of the year                                3,707     30,683     12,194     30,066
                                                    ========   ========   ========   ========


Supplemental disclosure of cash flows information:

  Cash paid for:
    Interest                                              97        801         --          9
                                                    ========   ========   ========   ========


Income taxes                                              58        479        918      1,297
                                                    ========   ========   ========   ========

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)

1.    ORGANIZATION AND NATURE OF OPERATIONS

      Comtech Group and its subsidiaries (together, the "Company") uses advanced technology to process and sell telecommunication system equipment, handset components and produce network protection devices in the People's Republic of China ("PRC").

      Ms. Ji Nan and Mr. Kang Jing Wei (together, the "Shareholders") owned 79% (of which 8% was acquired from another party on June 25, 2002) and 21%, respectively, of the outstanding ordinary shares of the Company. The Shareholders held the equity interest of the Company through a holding company, Comtech Global Investment Ltd.

      As of December 31, 2003, the ownership structure of the Company is as follows:


                                  Comtech Group

                         (established on April 26, 2002
                             in the Cayman Islands)

                                        |
                                        |
                                        |
                  --------------------------------------------------
                  |                                                 |
                  |                                                 |
   Comtech (China) Holding Limited               Comtech (Hong Kong) Holding Limited
           ("Comtech China")                             ("Comtech Holding")

     (established on May 27, 2002             (established on May 27, 2002 in the BVI)
in the British Virgin Islands ('BVI"))

                         |                                             |
                         |                                             |
                         |                                             |
            ----------------------------                               |
            |                          |                               |
            |                          |                               |

    Shenzhen Comtech          Comtech Communication          Comtech International
  International Limited      Technology (Shenzhen)            (Hong Kong) Limited
  ("Shenzhen Comtech")           Company Limited             ("Comtech Hong Kong")
                            ("Comtech Communication")

     (established on             (established on         (established on July 14, 2000
July 4, 1996 in the PRC)    July 23, 2002 in the PRC)            in Hong Kong)

      The Company, prior to the incorporation of the Comtech Group, conducted its business through Shenzhen Comtech, which then wholly owned Comtech Hong Kong. The Shareholders reorganized the Group; the reorganization consisted of the following: (i) incorporation of the Comtech Group; (ii) establishment of Comtech China and Comtech Holding as wholly owned subsidiaries of the Comtech Group; (iii) establishment of Comtech Communication as a wholly owned subsidiary of Comtech China, (iv) transfer of the ownership in Comtech Hong Kong from Shenzhen Comtech to Comtech Holding on August 28, 2002, and (v) transfer of the direct ownership in Shenzhen Comtech by the Shareholders of Shenzhen Comtech. The Shareholders, on December 30, 2003, transferred to Comtech China their direct ownership interests in Shezhen Comtech at no consideration.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


1.    ORGANIZATION AND NATURE OF OPERATIONS - continued

      Pursuant to the foregoing transfer of the direct ownership in Shenzhen Comtech, the Shareholders and Comtech China entered into a Trusteeship Agreement whereby the parties acknowledge that the ownership interest in Shenzhen Comtech are being held by the Shareholders on behalf of Comtech China.

      The transactions described in the two preceding paragraphs are reorganization of companies under common control and were accounted for at historical cost. The accompanying consolidated financial statements reflect the historical result of operations and cash flows of the Company during each respective period and included the results of operations and cash flows of Shenzhen Comtech and Comtech Hong Kong from January 1, 2001. The consolidated balance sheet as of December 31, 2001 represents the consolidated assets and liabilities of Shenzhen Comtech and Comtech Hong Kong. The share capital of Shenzhen Comtech was accounted for as additional equity contribution by the Shareholders and was presented in shareholders' equity as "Additional paid-in capital".

      The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows: changes in the overall demand for telecommunication system equipment; competitive pressures due to excess capacity or price reductions; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to obtain necessary raw materials; and risks associated with the Company's ability to attract and retain employees necessary to support its growth.

2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

      Principle of consolidation - The consolidated financial statements include the financial statements of Comtech Group and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

      Use of Estimates - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

      Cash - cash consisted of cash in bank and the Company does not have any cash equivalents.

      Trade accounts receivable - trade accounts receivable are stated at the nominal value and are reduced by appropriate allowances for estimated irrecoverable amounts.

      Bills receivable - bills receivable are unsecured, non-interest bearing and redeemable from the banks without recourse.

      Property and equipment - These are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. Estimated useful lives of property and equipment are as follows:

      Office building                                     10 years
      Machinery                                           5 years
      Furniture and office equipment                      5 years
      Motor vehicles                                      5 years

      Major improvements of property and equipment are capitalized, while expenditures for repairs, maintenance and minor renewals and betterments are expensed.

      Inventories - Inventories, which primarily consist of telecommunication system equipment, handset components and network protection devices, are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

      Long-lived assets - The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable according to FAS144 "Accounting for the Impairment or Disposal of Long-Lived Assets". Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by use of the assets. If the carrying amounts of long-lived assets are not recoverable, the impairment loss to be recognized is measured by the amount by which the carrying amounts of the assets exceed their fair values. No impairment loss was recorded for all periods presented.

      Income taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

      Revenue recognition - Sales of telecommunication system equipment, handset components and network protection devices are recorded when the equipment is delivered, title has passed to the customers and the Company has no further obligations to provide services related to the operation of such equipment.

      Foreign currency translation - The functional currency of the Company is the Renminbi ("RMB"). Transactions in other currencies are recorded in RMB at the rates of exchange prevailing when the transactions occur. Monetary assets and liabilities denominated in other currencies are translated into RMB at rates of exchange in effect at the balance sheet dates. Exchange gains and losses are recorded in the consolidated statements of operations as a component of current period earnings.

      Translation into United States Dollars - The financial statements of the Company are stated in RMB. The translation of RMB amounts at and for the year ended December 31, 2003 into United States dollars ("USD") are included solely for the convenience of readers and have been made at the rate of RMB 8.2773 to USD 1. Such translations should not be construed as representations that RMB amounts could be converted into USD at that rate or any other rate.

      Fair value of financial instruments - The carrying amounts of cash, amount due to a related party, and amount due to holding company approximate their fair values due to the short-term maturity of these instruments.

      Research and development expenses - Expenditure on research activities is recognised as an expense in the period in which it is incurred. These expenditures amounted to RMB144 (USD17), RMB1,042 and RMB1,928 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Earnings per share - Basic earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised into ordinary shares. Ordinary share equivalents are excluded from the computation of the diluted earnings per share in periods when their effect would be anti-dilutive. There were no dilutive potential ordinary shares in issue during the years presented. Since Comtech Group was incorporated in 2002 under the Company's reorganization as stated in Note 1, the 10,000,000 ordinary shares issued at its date of incorporation were used in the computation of 2001 basic and diluted earnings per share accordingly.

      Recently Issued Accounting Pronouncements

      In November 2002, EITF reached a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/ or rights to use assets. The provisions of EITF Issue No. 00-21 applied to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 did not have a material impact on the Company's results of operations or financial position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


2.    SUMMARY OF PRINCIPAL ACCOUNTING POLICIES - continued

      Recently Issued Accounting Pronouncements - continued


            In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires that guarantors recognise, at the inception of the guarantee, a liability for the fair value of the guarantee. In addition, FIN 45 clarifies the disclosures required of guarantors for certain guarantees that it has issued. The recognition and measurement criteria of this Interpretation are to be applied prospectively to guarantees issued or modified after December 31, 2002. The recognition and measurement criteria of FIN 45 did not have a material impact on the Company's results of operations or financial position.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". It establishes standards for how an issuer classifies and measures certain financial instruments. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. It requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. It does not apply to features embedded in a financial instrument that is not a derivative in its entirety. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatory redeemable. The adoption of SFAS No. 150 did not have an impact on the Company's results of operations or financial position.

      In January 2003, the FASB issued FIN No. 46 (revised), "Consolidation of Variable Interest Entities - an Interpretation of Accounting Research Bulletin No. 51". FIN No. 46 (revised) requires the primary beneficiary to consolidate a variable interest entity if it has a variable interest that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. FIN No. 46 (revised) applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the entity obtains an interest after that date. For variable interest entities acquired before February 1, 2003, the effective date for the Company is January 1, 2004. The Company believes the adoption of FIN No. 46 (revised) did not have a material impact on its results of operations or financial position.

      In April 2003, the FASB issued SFAS No. 149, "Amendments of Statement 133 on Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments, including derivatives embedded in other contracts and hedging activities. SFAS No. 149 amends SFAS No. 133 for decisions made by the FASB as part of its Derivatives Implementation Group process. SFAS No. 149 also amends SFAS No. 133 to incorporate clarifications of the definition of a derivative. SFAS No. 149 is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003. The provisions of SFAS No. 149 did not have a material impact on the Company's financial position, results of operations, or cash flows.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


3.    PROPERTY AND EQUIPMENT

      Property and equipment consist of the following:

                                        2003      2003      2002      2001
                                      --------  --------  --------  --------
                                         USD       RMB       RMB       RMB

      Office building                      202     1,672     1,672     1,672
      Machinery                              9        76        53        51
      Furniture and office equipment       130     1,073       755       377
      Motor vehicles                       184     1,526       850       850
                                      --------  --------  --------  --------

      Total                                525     4,347     3,330     2,950
      Less: accumulated depreciation       167     1,386       959       504
                                      --------  --------  --------  --------

      Property and equipment, net          358     2,961     2,371     2,446
                                      ========  ========  ========  ========



4     INVENTORIES

                                        2003      2003      2002      2001
                                      --------  --------  --------  --------
                                         USD       RMB       RMB       RMB

      Raw materials                        979     8,100     4,059        --
      Finished goods                     1,238    10,250     2,854       949
                                      --------  --------  --------  --------

                                         2,217    18,350     6,913       949
                                      ========  ========  ========  ========


5     INCOME TAXES

      The provision for income taxes consists of the following:

                                        2003      2003      2002      2001
                                      --------  --------  --------  --------
                                         USD       RMB       RMB       RMB

      PRC, excluding Hong Kong             143     1,187       740       808
      Hong Kong                             13       108        80        17
                                      --------  --------  --------  --------

                                           156     1,295       820       825
                                      ========  ========  ========  ========


      The subsidiaries that are incorporated in Cayman Islands and the British Virgin Islands are not subject to income taxes under those jurisdictions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


5.    INCOME TAXES - continued

      The PRC statutory tax rate is 33%. Shenzhen Comtech and Comtech Communication are located in the Shenzhen Special Economic Zone in the PRC, which is subject to a reduced tax rate of 15%. In addition, Shenzhen Comtech is subject to a PRC preferential income tax rate at 7.5% in 2002 and 2003 while the income of Comtech Communication in 2002 and 2003 was exempt from the PRC income taxes. Comtech Hong Kong is subject to Profit Taxes in Hong Kong at 16% in 2001 and 2002, and 17.5% in 2003.

      A reconciliation of income tax expense to the amount computed by applying the PRC statutory tax rate to the income before income tax in the consolidated statements of operations is as follows:

                                                 2003        2003        2002        2001
                                               --------    --------    --------    --------
                                                 USD         RMB         RMB         RMB

      Income before income tax                    3,597      29,778      10,038       4,732
      PRC statutory tax rate                         33%         33%         33%         33%
      Income tax expense at PRC statutory
        tax rate                                  1,187       9,827       3,313       1,562
      Effect of concessionary tax rate in the
        Shenzhen Special Economic Zone             (692)     (5,728)     (1,712)       (755)
      Effect of preferential income tax rate         78         646        (713)         --
      Effect of tax exemptions granted
        to a PRC subsidiary                        (622)     (5,147)         --          --
      Effect of the different income tax
        rate in other tax jurisdictions             (11)        (91)        (90)        (92)
      Non-deductible (taxable) items                174       1,444          (4)        (20)
      Tax effect of utilisation of tax losses
        not previously recognised                    --          --          --         (49)
      Others                                         42         344          26         179
                                               --------    --------    --------    --------

                                                    156       1,295         820         825
                                               ========    ========    ========    ========

There was no significant deferred tax asset or liability as of December 31, 2003, 2002 and 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


6.    COMMITMENTS

      The Company has operating lease agreements principally for its office facilities. Such leases have remaining terms of one to thirty-six months. Rental expense was RMB958 (USD116), RMB418 and RMB388 for the years ended December 31, 2003, 2002 and 2001, respectively.

      Future minimum lease payments under non-cancellable operating lease agreements as of December 31, 2003 were as follows:

                                                         2003    2003
                                                        ------  ------
                                                         USD     RMB
      Fiscal year
      2004                                                 114     944
      2005                                                  31     253
      2006                                                  14     116
                                                        ------  ------

      Total                                                159   1,313
                                                        ======  ======


7.    RELATED PARTY BALANCES AND TRANSACTIONS

                                                2003    2003    2002    2001
                                               ------  ------  ------  ------
                                                USD     RMB     RMB     RMB
      Related Party Balances

      Amount due from other related party

      Viewtran Technology Limited
        ("Viewtran")                               --      --     298     298
                                               ======  ======  ======  ======


      Amount due to other related party

      Matsunichi Electronics (Hong Kong)
        Limited ("Matsunichi")
                                                  192   1,592   3,165   4,497
                                               ======  ======  ======  ======


      Mr. Kang Jing Wei has a controlling
        interest in Viewtran and Matsunichi

      Amount due to holding company

      Comtech Global Investment Ltd.            6,084  50,356   5,144      --
                                               ======  ======  ======  ======


      The amount due to other related party and amount due to holding company represent cash advances to or from them and were unsecured, non-interest bearing and had no fixed repayment terms.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


7.    RELATED PARTY BALANCES AND TRANSACTIONS - continued

      Related party transaction

      (a) The Company, in 2003, purchased products from Viewtran totalling RMB5,456 (USD659).The Company sold these products on behalf of Viewtran at the same price at which it purchased those products. According to an agreement entered into between the Company and Viewtran, the Company conducted these sales and purchase transactions on behalf of Viewtran and the risk and rewards as a result of these transactions are belonging to Viewtran. Therefore, the sales, purchases, and the corresponding receivables and payables related to the foregoing transactions are not reflected in the accompanying financial statements.

      (b) The Company purchased an office building from Matsunichi at a cash consideration of RMB1,672 and paid technical services fees of RMB1,620 to Matsunichi in 2001.


8.    SHAREHOLDERS' EQUITY

      Ordinary shares

      The holders of those shares have the right to vote, receive dividends and have liquidation rights in proportion to their shareholdings. There are no contracts, as of December 31, 2003, to issue additional ordinary shares of the Company.

      Statutory reserves

      Shenzhen Comtech and Comtech Communication (being a limited company and wholly foreign owned enterprise established in the PRC) are, pursuant to PRC regulations, required to appropriate from their net profits (as reported in their PRC statutory accounts) to certain statutory reserves (namely, statutory surplus reserve and statutory public welfare reserve). These reserves can only be used for specific purposes and are not distributable as cash dividends. The balance of the statutory reserves shown in the accounts of Shenzhen Comtech and Comtech Communications amounted to RMB 2,730 (USD330), RMB 2,730, and RMB 907 as of December 31, 2003, 2002 and 2001, respectively.

      Dividend

      There are no restrictions on dividends and the shareholders have the right to receive dividends in proportion to their shareholding percentages.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


9.    CONCENTRATIONS

      Major customers

      The Company has three customers which account for more than 10% of total revenues as follows:


                                                             December 31,
                                                     -----------------------
                                                     2003      2002     2001
                                                     ----      ----     ----

      Company A                                       24%       30%      38%
      Company B                                       14%       --       --
      Company C                                       --        12%      --

      The above three customers represents 21%, 40% and 34% of the balance of trade receivable as of 2003, 2002 and 2001, respectively.

      Major suppliers

      The Company has five suppliers which account for more than 10% of total purchases as follows:

                                                             December 31,
                                                     -----------------------
                                                     2003      2002     2001
                                                     ----      ----     ----

      Company A                                       --        54%      66%
      Company B                                       30%       --       --
      Company C                                       15%       --       --
      Company D                                       14%       --       --
      Company E                                       11%       --       --

      The Company made purchases from Company A, which accounted for approximately 54% and 66% of the total purchases for the years ended 2002 and 2001, respectively. The accounts payable from this supplier of each balance sheet date represents 87% in 2002 and 99% in 2001 of the balance of trade accounts payable. A director of Comtech Hong Kong is a shareholder of this supplier for which he held the shares on behalf of an unrelated third party.

      The payables to other four suppliers with the largest trade accounts payable balances represent 77% of the balance of trade accounts payable as of December 31 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2003, 2002 AND 2001
--------------------------------------------------------------------------------

(in thousands)


10.   EMPLOYEE BENEFIT PLANS

      Certain employees of the Company in the PRC are entitled to retirement benefits calculated with reference to their salaries upon retirement and their length of service in accordance with a PRC government-managed retirement plan. The PRC government is directly responsible for the payments of the benefits to these retired employees. The Company is required to make contributions to the government-managed retirement plan at 6.5% to 9% of the monthly basic salaries of certain employees. The expense of such arrangements to the Company for the year ended December 31, 2003, 2002 and 2001 was RMB179 (USD22), RMB87 and RMB26, respectively.

      The Company operates a Mandatory Provident Fund Scheme for all qualifying employees in Hong Kong. The assets of the scheme are held separately from those of the Company by trustees. The Company contributes 5% of relevant payroll costs to the scheme, which contribution is matched by employees. The contributions paid by the Company for the years ended December 31, 2003, 2002 and 2001 were RMB34 (USD4), RMB36 and RMB15, respectively.

11.   SUBSEQUENT EVENT

      On January 18, 2004, the Company signed an agreement to establish a 60% owned subsidiary Shanghai E&T System Co., Ltd. in the PRC. The Company has committed to contribute RMB1,200 (USD145) to this new subsidiary, which represented 60% of the registered capital of this subsidiary.

      On March 18, 2004, the Company established a wholly-owned subsidiary, Comtech Software Technology (Shenzhen) Co., Ltd. in the PRC. The Company has committed to contribute RMB 4,966 (USD600) to this new subsidiary, which represented 100% of the registered capital of this subsidiary.

      Following a non-binding term sheet dated December 30, 2003, between the Company and Trident Rowan Group, Inc. ("Trident"), a Maryland corporation, in May 2004, the Company and Trident reached an agreement pursuant to which, the Company may transfer all of its equity to Trident and Trident, in turn, may issue to the Company's shareholders 42,000,000 shares of the Trident's stock. The transaction was consummated on July 22, 2004. Pursuant to certain provisions in the agreement, the number of shares to issue to the Company's shareholders was adjusted at closing to 40,502,150 (the "Shares"). As a result of the transaction, the Company became a wholly-owned subsidiary of Trident and, upon the issuance of the Shares, the Company's shareholders owned approximately 91.2% of all of the Trident's issued and outstanding stock.

                               * * * * * * * * *

                                                                       Item 7(b)

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                               AND NOTES THERETO

      On May 25, 2004, Trident Rowan Group, Inc. ("Trident") entered into a Share Exchange Agreement (the "Exchange Agreement") with Comtech Group, a privately owned Cayman Island Company ("Comtech"), and Comtech Global Ltd., Purple Mountain Holding Ltd., and Ren Investment Ltd. (collectively, the "Shareholders"), pursuant to which Trident was to acquire all of the issued and outstanding shares of stock of Comtech in exchange for the issuance in the aggregate of 42,000,000 of the Trident's shares of common stock to the Shareholders. The transaction contemplated by the Exchange Agreement was consummated on July 22, 2004. Pursuant to certain provisions in the Exchange Agreement, the number of shares issued to the Shareholders was adjusted to 40,502,150.

      The following unaudited pro forma combined financial statements give pro forma effect to the share exchange between Trident and Comtech, and the assumptions set forth in the accompanying notes to the pro forma combined financial statements.

      The unaudited pro forma combined balance sheet as of June 30, 2004 is presented to give effect to the proposed share exchange as if it occurred on June 30, 2004 and combines the historical balance sheet of Trident and the historical balance sheet of Comtech as of June 30, 2004. The unaudited pro forma statement of operations for the six-month period ended June 30, 2004 is presented as if the share exchange between Trident and Comtech had taken place on January 1, 2003 and combines the historical results of Trident and the historical results of Comtech for the six-month period ended June 30, 2004. The unaudited pro forma statement of operations for the year ended December 31, 2003 is presented as if the share exchange between Trident and Comtech had taken place on January 1, 2003 and combines the historical results of Trident and the historical results of Comtech for the year ended December 31, 2003.

      The unaudited pro forma combined financial statements are based on estimates and assumptions. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma combined financial statement. Unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the share exchange between Trident and Comtech had been consummated as of the beginning of the period indicated, nor is it necessarily indicative of future results of operations. The pro forma combined financial statements do not give effect to any cost savings or restructuring and integration costs that may result from the integration of Trident's and Comtech's businesses. Costs related to restructuring and integration have not yet been determined.

TRIDENT ROWAN GROUP, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS)

FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                 PRO FORMA      PRO FORMA
                                  COMTECH         TRIDENT           ADJ.      COMBINED TOTAL
                                ------------    ------------                   ------------
                                    US$              US$                            US$
Revenue                               43,227              --              --         43,227
Cost of revenue                      (37,082)             --              --        (37,082)
                                ------------    ------------                   ------------
Gross profit                           6,145              --                          6,145

Selling, general and
administrative expenses               (2,457)         (1,220)             --         (3,677)
                                ------------    ------------                   ------------

Income (loss) from operations          3,688          (1,220)                         2,468
Interest expense                         (97)            (45)             --           (142)
Interest income                            6              44              --             50
Other income, net                         --           2,449              --          2,449
                                ------------    ------------                   ------------

Income before income tax               3,597           1,228              --          4,825
Income tax                               156             161              --            317
                                ------------    ------------                   ------------
Income before minority
interests                              3,441           1,067              --          4,508
Minority interests                        --              (1)             --             (1)
                                ------------    ------------                   ------------

Net income                             3,441           1,066              --          4,507
                                ------------    ------------                   ------------

Basic and diluted earnings
per share                                                                              0.10
                                                                               ============


Weighted average number of
ordinary shares outstanding,
basic and diluted                                                                44,422,050 (1)
                                                                               ============

TRIDENT ROWAN GROUP, INC.
PRO FORMA COMBINED BALANCE SHEET
(IN THOUSANDS)
AS AT JUNE 30, 2004

                                                                              PRO FORMA                PRO FORMA
                                                  COMTECH       TRIDENT          ADJ.                COMBINED TOTAL
                                                  -------       --------         ----                --------------
                                                    US$           US$                                      US$
ASSETS
Current assets:
Cash                                                3,461          4,518                                      7,979
Accounts receivable, net of allowance of           21,927             --                                     21,927
doubtful accounts
Bills receivable                                      432             --                                        432
Other trade receivables and prepaid expenses        1,086             17          (322)   2(a)                  781
Inventories                                         3,981             --                                      3,981
                                                   ------             --                                     ------
Total current assets                               30,887          4,535                                     35,100

Property, plant and equipment, net                    388             --                                        388
Other assets                                           41            358                                        399
                                                   ------       --------                                     ------
                                                      429            358                                        787
                                                   ------       --------                                     ------
TOTAL ASSETS                                       31,316          4,893                                     35,887
                                                   ======          =====                                     ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                   13,521            809                                     14,330
Amount due to holding company                       5,238             --                                      5,238
Amount due to other related party                     264             --                                        264
Dividend payable                                    5,000             --                                      5,000
Income tax payable                                    514             --                                        514
Accrued expenses and other liabilities                425             44                                        469
                                                      ---             --                                     ------
Total current liabilities                          24,962            853                                     25,815
                                                   ------       --------                                     ------

Provision for claims                                   --            158                                        158

Minority interests                                    399            141                                        540

Stockholders' equity:
Common stock and additional paid-in capital         1,701         67,196       (63,777)  2(a)(b)(c)            5,120
Treasury stock, at cost                                --        (30,200)       30,200        2(c)               --
Cumulative translation adjustment                      --         (1,426)        1,426        2(b)               --
Retained earnings (Accumulated deficit)             4,254        (31,829)       31,829        2(b)            4,254
                                                   ------       --------                                     ------
Total stockholders' equity                          5,955          3,741                                      9,374
                                                   ------       --------                                     ------

TOTAL LIABILITIES AND STOCKHOLDERS 'EQUITY         31,316          4,893                                     35,887
                                                   ======       ========                                     ======

TRIDENT ROWAN GROUP, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
(IN THOUSANDS)

FOR THE SIX MONTHS ENDED
JUNE 30, 2004

                                                                                        PRO FORMA
                                          COMTECH        TRIDENT      PRO FORMA ADJ.  COMBINED TOTAL
                                       ------------    ------------                    ------------
                                            US$             US$                             US$

Revenue                                      38,366              --              --          38,366
Cost of revenue                             (32,658)             --              --         (32,658)
                                       ------------    ------------                    ------------
Gross profit                                  5,708              --                           5,708

Selling, general and administrative
expenses                                     (1,356)         (1,450)             --          (2,806)
                                       ------------    ------------                    ------------

Income (loss) from operations                 4,352          (1,450)             --           2,902
Interest expense                                (99)            (16)             --            (115)
Interest income                                   3              81              --              84
Other income, net                                --           1,599              --           1,599
                                       ------------    ------------                    ------------

Income  before income tax                     4,256             214              --           4,470
Income tax                                      174              --              --             174
                                       ------------    ------------                    ------------
Income before minority interests              4,082             214              --           4,296
Minority interests                             (259)            (48)             --            (307)
                                       ------------    ------------                    ------------

Net income                                    3,823             166                           3,989
                                       ============    ============                    ============

Notes to Pro forma Financial Information


1. Basis of Pro Forma Presentation

On May 25, 2004, Trident and Comtech entered into a share exchange agreement which resulted in the acquisition by Trident of all of the outstanding shares of Comtech. The share exchange was consummated on July 22, 2004. For accounting purposes, the share exchange has been treated as an acquisition of Trident by Comtech and as a recapitalization of Comtech (i.e. a "reverse acquisition"). As a result of the transaction, Comtech became a wholly-owned subsidiary of the Trident and, upon the issuance of 40,502,150 shares, the Shareholders owned approximately 91.2% of all of the Trident's issued and outstanding stock. Trident currently has a total of 44,422,050 shares of common stock issued and outstanding on a non-fully diluted basis.

The proforma weighted average number of share outstanding, basic and diluted were derived as follows:

Historic weighted average number of
  ordinary shares outstanding, basic and diluted                  3,919,900

Share issued in connection with the share exchange               40,502,150

Proforma weighted average number of                              ----------
  ordinary shares outstanding, basic and diluted                 44,422,050
                                                                 ==========


The financial statements of Comtech are stated in RMB. The translations of assets and liabilities from RMB into USD in the pro forma combined balance sheet have been made at the rate of RMB 8.2773 to USD 1. The translations of income and expenses from RMB into USD in the pro forma combined statement of operations for the year ended December 31, 2003 and the six-month period ended June 30, 2004 have been made at the rate of RMB 8.2773 to USD 1. Such translations should not be construed as representations that RMB amounts could be converted into USD at that rate or any other rate during such period or at any other time.


2. Pro Forma Adjustments

(a) Elimination of transaction costs relating to the share exchange between Trident and Comtech to equity at acquisition.

(b) Elimination of Trident's accumulated deficit and cumulative translation adjustment at acquisition.

(c)   Elimination of Trident's treasury stock at acquisition.

The foregoing adjustments are based on estimates and assumptions, which are subject to change. The impact of any such changes on future results of operations and reported assets and liabilities could be material.

                                                                          ITEM 9

                Unaudited Financial Statements of Comtech Group,
      the wholly-owned subsidiary of the Registrant, for the quarter ended
                        June 30, 2004 and March 31, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(in thousands, except shares and per share amounts)

                                                      AS OF          AS OF
                                                  JUN 30, 2004   MAR 31, 2004
                                                  ------------   ------------
                                                       USD            USD
ASSETS
Current Assets
   Cash                                                  3,461          2,643
   Trade accounts receivable                            21,927         16,532
   Bills receivable                                        432            572
   Other trade receivables and prepaid expenses          1,086            758
   Inventories                                           3,981          4,055
                                                  ------------   ------------
Total Current Assets                                    30,887         24,560

Property and equipment, net                                388            370
Other assets                                                41             41
                                                  ------------   ------------
TOTAL ASSETS                                            31,316         24,971
                                                  ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
   Trade accounts payable                               13,521          9,263
   Amount due to holding company                         5,238          5,238
   Amount due to other related party                       264            192
   Dividend payable                                      5,000          5,000
   Income tax payable                                      514             73
   Accrued expenses and other liabilities                  425            572
                                                  ------------   ------------
Total current liabilities                               24,962         20,338

Minority Interests                                         399            224

Shareholders' equity:
   Share capital                                            10             10
   Additional paid-in capital                            1,691          1,691
   Retained earnings                                     4,254          2,708
                                                  ------------   ------------
Total shareholders' equity                               5,955          4,409
                                                  ------------   ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              31,316         24,971
                                                  ============   ============

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
(in thousands, except per share amounts)

                                               ACTUAL 3 MONTHS    ACTUAL 3 MONTHS    ACTUAL 6 MONTHS
                                               TO JUN 30, 2004    TO MAR 31, 2004    TO JUN 30, 2004
                                               ---------------    ---------------    ---------------
                                                     USD                 USD                USD

Revenue                                                 19,791             18,575             38,366
Cost of revenue                                        (16,941)           (15,717)           (32,658)
                                               ---------------    ---------------    ---------------
Gross profit                                             2,850              2,858              5,708

Selling, general and administrative expenses              (953)              (403)            (1,356)
                                               ---------------    ---------------    ---------------
Income from operations                                   1,897              2,455              4,352
Interest expenses                                          (60)               (39)               (99)
Interest income                                              2                  1                  3
                                               ---------------    ---------------    ---------------
Income before income tax                                 1,839              2,417              4,256
Income tax                                                (118)               (56)              (174)
                                               ---------------    ---------------    ---------------
Income before minority interests                         1,721              2,361              4,082
Minority interests                                        (175)               (84)              (259)
                                               ---------------    ---------------    ---------------
Net income                                               1,546              2,277              3,823
                                               ===============    ===============    ===============

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(in thousands)

                                                      ACTUAL 3 MONTHS   ACTUAL 3 MONTHS   ACTUAL 6 MONTHS
                                                      TO JUN 30, 2004   TO MAR 31, 2004   TO JUN 30, 2004
                                                      ---------------   ---------------   ---------------
                                                            USD               USD               USD

Cash flows from operating activities:
   Net income                                                   1,546             2,277             3,823
Adjustment to reconcile net income to
   net cash provided by operating activities:
      Depreciation expense                                         20                19                39
      Minority interests                                          175                84               259
   Changes in operating assets and liabilities:
      Trade accounts receivable                                (5,395)           (5,386)          (10,781)
      Bills receivable                                            140             1,035             1,175
      Inventories                                                  74            (1,838)           (1,764)
      Other trade receivables and prepaid expenses               (328)             (480)             (808)
      Trade accounts payable                                    4,258             3,879             8,137
      Accrued expenses and other liabilities                     (147)              119               (28)
      Amount due to other related party                            72                --                72
      Income tax payable                                          441               (36)              405
                                                      ---------------   ---------------   ---------------

Cash provided by (used in) operating activities                   856              (327)              529
                                                      ---------------   ---------------   ---------------

Cash flows from investing activities:
   Purchases of property and equipment                            (38)              (31)              (69)
                                                      ---------------   ---------------   ---------------

Cash used in investing activities                                 (38)              (31)              (69)
                                                      ---------------   ---------------   ---------------

Cash flows from financing activities:
   Repayment of amount received from holding                       --              (846)             (846)
      company
   Contribution by minority shareholders                           --               140               140
                                                      ---------------   ---------------   ---------------

Cash used in financing activities                                  --              (706)             (706)
                                                      ---------------   ---------------   ---------------

Net increase (decrease) in cash and cash equivalents              818            (1,064)             (246)

Cash at beginning of the period                                 2,643             3,707             3,707
                                                      ---------------   ---------------   ---------------

Cash at end of the period                                       3,461             2,643             3,461
                                                      ===============   ===============   ===============